Exhibit (c)(3)

CONFIDENTIAL Project Honor Presentation to the Special Committee of the Board of Directors January 28, 2007

CONFIDENTIAL Table of Contents Project Honor Section 1 Situation Overview Section 2 Review of Loyal Operating Outlook Section 3 Valuation Summary Appendix A Supplemental Analysis Appendix B Industry Landscape Appendix C Due Diligence Log

CONFIDENTIAL Project Honor Section 1 Situation Overview

CONFIDENTIAL

Project Honor

Situation Overview

Transaction Summary

- **Morgan Stanley believes that $60.50 is fair to Loyal's shareholders from a financial point of view**

Purchase Price:	• $60.50 / share in cash – Aggregate purchase price of $3.7Bn – Equity value of $3.3Bn based on 51.4MM shares outstanding, 0.6 restricted shares, and 5.2MM options with an average exercise price of $24.41 less 0.1MM unaccelerated restricted shares and 0.6MM unaccelerated options at $42.65

Date	Premium
January 5th	22%
30 Trading Day Average	19%
30 Days Prior	24%

Transaction Multiples:

	P/E Multiple	EBITDA Multiple
9/30/06 LTM	33.8x	18.8x
2006E - Company	29.7x	17.6x
2006E - Research	30.8x	18.1x
2007E - Research	24.4x	14.7x

- The 18.1x 2006E Research EBITDA multiple is over 50% higher than the 11.6x LTM multiple paid in Providence Equity Partners' 2006 $3.1Bn buyout of EDMC, the most recent comparable transaction
- The 14.7x 2007E Research EBITDA multiple is over 50% higher than the 9.7x forward multiple paid in the EDMC transaction

Offer Chronology:	• The Special Committee rejected three previous offers – $55.00 was rejected on September 22nd – $56.50 was rejected on December 7th – $59.25 was rejected on December 15th • $60.50 was accepted by the Special Committee on January 5th subject to signing a definitive agreement
Exclusivity:	• No members of management, including Douglas L. Becker, are exclusive to the buyer group • No debt financing sources other than Goldman Sachs and Citigroup are exclusive
Timing:	• 45-day "go shop" period ending March 14, 2007 • Expected close in 3Q07
Break-up Fee:	• $[55]MM break-up fee during "go shop" period • $[110]MM break-up fee after completion of "go shop" period
Match Right:	• No match right by existing buyer group during "go shop" period

Morgan Stanley

1

CONFIDENTIAL Process History Project Honor 2 • On September 11, 2006, Doug Becker and certain founders of Sterling Partners submitted a letter indicating an interest in taking Loyal private at $55.00/share – The letter included a “highly confident” debt financing letter from Goldman Sachs – On September 22nd, the Special Committee requested that Mr. Becker withdraw his letter • On October 5th, the Special Committee outlined a structured process to allow Mr. Becker to pursue a potential acquisition of the Company • On December 6th, Doug Becker submitted a letter indicating an interest in taking Loyal private at $56.50/share – The offer was rejected by the Special Committee on December 7th • On December 14th, Doug Becker submitted a letter indicating an interest in taking Loyal private at $59.25/share – The offer was rejected by the Special Committee on December 15th – The Special Committee advised Mr. Becker that it could support a bid at $62.00/share – On December 19th, Mr. Becker submitted a letter stating that his investors would not support a transaction at the $62.00/share price – The Special Committee instructed Mr. Becker to submit his best and final offer and that it would be considered by the independent directors • On December 27th, Doug Becker orally submitted an offer of $60.50/share, subject to confirmatory due diligence, completion of financing and negotiation of a definitive agreement – Mr. Becker said that this was his “best and final” offer – Mr. Becker’s financial advisors confirmed that this was the “best and final” offer • On January 5, 2007, the Special Committee approved the $60.50/share offer subject to signing a definitive agreement and established a three-week window in which the consortium needed to complete its due diligence and negotiate the terms of a definitive agreement Situation Overview

CONFIDENTIAL Excerpts from Doug Becker’s Letter to the Special Committee Letter Dated December 19, 2006 Project Honor 3 “…I am writing to notify you that our investors will not support a transaction at the $62 price proposed by the Committee. “When we submitted our bid at $59.25 last week, I advised the Committee of the challenges we encountered in raising the required amount of equity to pay such a high multiple for this Company. Our investors are not monolithic – each one has a different threshold beyond which they simply will not invest. Many investors opted out on valuation even below our previous offer of $56.50, and at each increment above that level we lost a certain amount of investor participation. A price of $62 would take us far beyond the level at which we would be able to retain sufficient equity commitments to conclude a transaction. Given the impasse, I believe that both sides should task our respective advisors to meet to see if a compromise can be found. To continue without clarity on our strategic direction exposes the company to considerable risk, and I know that you’ll agree that we should bring this process to a prompt close.” Situation Overview

CONFIDENTIAL

Project Honor

Situation Overview

Equity Investors Approached

- Due diligence with potential investors has been ongoing since October 6th
- 42 potential investors were approved by the Special Committee for Doug Becker's group to approach
  - Many investors declined to participate while several others were interested in mezzanine or equity investments at different thresholds
- Multiple management presentations and site visits were held in Baltimore, Mexico, Spain, Brazil and Chile

Private Equity Funds

- Blackstone
- **Bregal Investments**
- Carlyle Group
- Centerbridge Capital
- **Citigroup Private Equity**
- **KKR**
- New Mountain Capital
- **SPG Partners**
- **Sterling Equity**

Family Offices

- Artal (Invus Family Office)
- Corporacion Alba/March Family
- Crown Family
- Fisher Family
- George Soros
- Husnu Ozyegin
- John Abele
- Kamprad Family
- Kingdom Holdings
- **Moore Capital**
- Nicolas Berggruen
- Polanco Family
- Pritzer Family
- Raidan Holdings
- Ron Baron/Baron Capital
- **Southern Cross**
- **Torreal**
- UKI Holdings
- Walton Family

Hedge Funds

- Cerberus
- Farallon
- Highfields
- Perry Capital
- **SAC Capital Advisors**

Institutional Funds

- Berkshire Hathaway
- **Caisse de Depot**
- Canada Pension Plan
- GE Capital
- **Makena Capital Management**
- MSD Capital
- Ontario Teachers (OTPP)
- Stanford Management
- Temasek Holdings

[dashed box] - Indicates commitment in the proposed transaction

Morgan Stanley

4

CONFIDENTIAL Sources of Funds Uses of Funds ($MM) ($MM) Debt: Leverage(1) Purchase Equity 3,313 Rollover Debt(2) 224 6% 1.0x Rollover Debt 224 Bank Debt 395 10% 2.6x Repay Existing Debt 208 Senior Unsecured Notes 282 7% 3.8x Minimum Cash Balance 20 Senior Unsecured PIK Toggle Notes 470 12% 5.8x Excess Cash to Fund CapEx/Acquisitions 162 Senior Subordinated Notes 329 8% 7.2x Fees 145 Total Debt $1,700 42% 7.2x Total Uses $4,072 Cash on Balance Sheet $91 2% Equity: KKR 400 10% SAC Capital Advisors 350 9% Caisse de Depot 250 6% Bregal Investments 200 5% Moore Capital 200 5% Citigroup Private Equity 175 4% Rollover Equity 116 3% Makena Capital Management 100 2% Torreal 100 2% SPG Partners 50 1% Sterling Equity 50 1% Southern Cross 40 1% Citigroup Bridge 250 6% Total Equity $2,281 56% Total Sources $4,072 100% Situation Overview Proposed Transaction Sources & Uses Source: KKR Project Honor • The transaction will be 56% equity financed – The total equity commitment of $2,281MM includes equity from 11 investors and $116MM in rollover equity • The debt represents 42% of the financing and 7.2x PF leverage • $91MM in cash on the balance sheet will be used 5 Notes 1. Based on 3/31/07 LTM PR EBITDA of $234.7MM 2. Rollover debt calculated on a pro rata basis

CONFIDENTIAL 19% 40% 35% 30% 24% 26% 28% 31% 17% 20% 33% 20% 24% 0% 10% 20% 30% 40% 50% 60% 70% 9/4/03 3/5/04 9/23/04 7/29/05 6/14/05 2/21/06 3/6/06 3/6/06 4/20/06 5/2/05 5/31/06 8/8/06 11/5/06 Situation Overview Precedent Equity Contributions in Recent LBO Transactions Project Honor 6 Equity Contribution(1) (%) Equity Contribution (MM): Company MGM Ornedo Nalco Extended Stay America Insight Comm. Wyndham International(2) MeriStar Hospitality EDMC Kerzner International Neiman Marcus West Corporation Aleris Int’l $1,600 $1,000 $680 $710 $550 $800 $1,300 $1,441 $1,445 $1,012 $1,000 Median: 26.5% Equity: 56.0% Note 1. Transactions between $3Bn-$5Bn, 2003-2007 2. Equity contribution calculated as a % of total aggregate value CarrAmerica Realty Corp(2) $900 OSI Restaurant Partners $1,003

CONFIDENTIAL Project Honor Section 2 Review of Loyal Operating Outlook

CONFIDENTIAL Category Opportunities Risks Acquisitions • Latin America still provides opportunities for both acquisitions and organic expansion / “natural line extensions” • Increasing interest in international markets by competitors and private equity buyers may make acquisitions more difficult to find and more expensive • Delays in entering new emerging markets and lower anticipated margins (China and India) Growth • Potential for increasing global awareness of value of education to drive future growth rates • Opportunities / plans for international expansion of online program could provide catalyst • Participation rates continue to trend higher in developing countries • Slowing growth in industry has affected industry-valuations • Slowing online growth for competitors may indicate potential challenges in that business • US competitors have targeted foreign expansion as key growth initiative Management • Strong core management team has built business • Lack of management depth across the company may limit ability to integrate acquisitions • Recently hired Latin American team still unproven• Taxes • Advantage over peers if low tax rate can be sustained • Low tax rate may increase over time due to repatriation of funds - Complex tax structure Pricing • Potential exists for more aggressive price increases • Reduced government incentives (e.g., student loans) outside of US ROIC • Management contract model (i.e., Four Seasons) could provide improved returns • Loyal ROIC lags U.S. peers due to more capital intensive business model • Significant number of recently acquired universities still to be “turned around” Loyal Operating Outlook Opportunities & Risks Project Honor 7 Review of Loyal Operating Outlook

CONFIDENTIAL Review of Loyal Operating Outlook Upcoming Earnings Announcement 4Q ‘06 and Full-year 2006 Results Project Honor Note 1. Mean estimates include Bank of America, Barrington Research, BMO, Citigroup, Credit Suisse, Lehman Brothers, Morgan Stanley, Piper Jaffray, Baird, Signal Hill, Stifel Nicolaus, SunTrust Robinson and Blair • Loyal will announce 4Q ‘06 and full-year 2006 results on February 20, 2007 • Loyal expects to exceed guidance for revenues and EPS for both 4Q ‘06 and the full-year • In addition, the Company expects to exceed current analyst estimates 8 4Q'06 ($MM) Consensus Company Vs. Street Vs. Forecast Guidance Guidance Expectation(1) Street Revenue $346 $315 - $340 Exceed $332 Exceed EPS (Post-FAS 123) $1.15 $1.05 - $1.11 Exceed $1.10 Exceed 2006 ($MM) Consensus Company Vs. Street Vs. Forecast Guidance Guidance Expectation(1) Street Revenue $1,145 $1,110 - $1,135 Exceed $1,131 Exceed EPS (Post-FAS 123) $2.10 $1.99 - $2.06 Exceed $2.01 Exceed

CONFIDENTIAL % Inc./(Dec.) Share Price Today Based on 2007 P/E Multiple 2007E EPS(1) to Research EPS 19.7x 20.7x 21.7x 22.7x 23.7x $2.30 (7%) $45 $48 $50 $52 $54 $2.35 (5%) $46 $49 $51 $53 $56 $2.40 (3%) $47 $50 $52 $54 $57 $2.46 (1%) $48 $51 $53 $56 $58 $2.49 0% $49 $51 $54 $56 $59 $2.55 3% $50 $53 $55 $58 $60 $2.60 5% $51 $54 $56 $59 $62 $2.65 7% $52 $55 $57 $60 $63 $2.70 9% $53 $56 $59 $61 $64 Research Management without Acquisitions Management with Acquisitions Illustrative Near-Term Stock Price Sensitivity Project Honor • The Company has indicated to the Board a concern regarding 2007 guidance as acquisitions have not materialized as quickly has had been forecasted • Assuming the current multiple holds, Loyal will be dependent on its acquisition strategy to drive stock price appreciation • The Company has provided FY 2007 EPS guidance of $2.45 - $2.55 9 Current Share Price Notes 1. Post FAS-123 Review of Loyal Operating Outlook

CONFIDENTIAL Review of Loyal Operating Outlook Projections: Management vs. Research Project Honor 10 18 12 29 16 14 16 31 18 14 14 16 15 31 28 23 25 20 16 10 15 20 25 30 35 2006 2007 2008 2009 2010 2011 Research Mgmt.—No Acq. Mgmt.—Acq. Revenue Growth % • Management plans diverge significantly from Wall Street expectations in the out years – EBITDA differential in the Management case with acquisitions reaches $279MM in 2011, a difference of 55% Research Mgmt.—No Acq. Mgmt.—Acq. 2006–2011 CAGR (%) 15 16 22 19 18 19 22 22 22 18 21 22 24 25 25 25 25 24 23 21 18 15 18 21 24 27 2006 2007 2008 2009 2010 2011 Research Mgmt.—No Acq. Mgmt.—Acq. EBITDA Margin % 206 253 291 391 457 511 211 273 333 424 515 587 211 310 406 542 677 790 200 300 400 500 600 700 800 900 2006 2007 2008 2009 2010 2011 Research Mgmt.—No Acq. Mgmt.—Acq. EBITDA $MM Research Mgmt.—No Acq. Mgmt.—Acq. 2006–2011 CAGR (%) 20 23 30 44 78 207 255 281 103 121 25 337 289 218 74 25 88 140 253 350 431 (50) 50 150 250 350 450 2006 2007 2008 2009 2010 2011 Research Mgmt.—No Acq. Mgmt.—Acq. EBITDA—Capex $MM Research Mgmt.—No Acq. Mgmt.—Acq. 2007–2011 CAGR (%) 38 46 48 223 337 1,365 687 648 235 0 500 1,000 1,500 2,000 2,500 3,000 2006 2011 Latam Online Europe $1,145 $2,350(1) Revenue by Segment Notes 1. Excludes acquisitions

CONFIDENTIAL Project Honor Section 3 Valuation Summary

CONFIDENTIAL Loyal Valuation Summary Project Honor 11 41 48 34 29 32 38 42 52 64 38 45 55 55 56 41 63 53 57 46 57 70 55 69 58 45 66 25 30 35 40 45 50 55 60 65 70 75 Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions $ Per Share Research Management – Acq. Assumptions • Precedent Transactions – 11.0-12.0x 2006E EBITDA – 9.5-10.5x 2007E EBITDA – 9.7x 2007E EBITDA (2) • Precedent Premia – 20-30% premium on 30 days prior closing price • Public Comparables – 8.0-13.0x 2007E EBITDA • Disc. Future Share Price – 9.0x-12.0x forward EBITDA – Midpoint of 2008-2010 • DCF – 8.5x terminal multiple – 11-13% WACC • LBO – 7.2x leverage – 20-25% returns – 8.5-9.5x 2011 forward exit multiple Public Comparables Discounted Cash Flow Leveraged Buyout Disc. Future Stock Price $53.93 Current Price Notes 1. 12-month price targets discounted at 14% 2. Forward multiple paid for EDMC $60.50 Offer Management – No Acq. Represents Value at EDMC Transaction Multiple Precedent Transactions Precedent Premia LTM Trading Range Research Price Targets 52 66 56 $48.63 30 Days Prior Valuation Summary

CONFIDENTIAL 20 30 40 50 60 70 Jan-05 Mar-05 May-05 Aug-05 Oct-05 Dec-05 Mar-06 May-06 Aug-06 Oct-06 Jan-07 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 Volume Price Stock Performance from January 2005—Present $ 000s Loyal Trading Performance Project Honor 12 Source FactSet 28-Feb-05 Reported 2004 earnings; appointed Daniel Nickel as EVP of Corporate Operations; Announced $40MM sale of Wall Street Institute to The Carlyle Group and Citigroup Private Equity 22-Mar-05 $111MM Follow-on Equity Offering 27-Apr-06 Reported group earnings results for 1Q ‘06; provided earnings guidance for 2Q 2006; Reiterated earnings guidance for the full year 2006 20-Jul-06 Reported 2Q ‘06 earnings 21-Jul-05 Reported earnings results for 2Q ‘05; Provided earnings guidance for the third quarter and reiterated earnings guidance for the full year of 2005; Announced departure of Sean Creamer as CFO 21-Apr-05 Reported 1Q ‘05 earnings 16-Sep-05 Appointed Rosemarie Mecca as new CFO 20-Oct-05 Reported 3Q ‘05 earnings 27-Feb-06 Reported 2005 earnings 18-Aug-06 Secured New Credit Facility of $250MM; Increased Facility to $350MM on 25-Oct-06 16-Aug-06 Agreed to acquire the remaining 20% stake in Desarrollo del Conocimiento S.A. and Desarrollo de la Educacion Superior S.A. for $161MM 22-Nov-06 Announced partnership with Istanbul Bilgi University 19-Oct-2006 Reported record student enrollment and 3Q 2006 results Ticker Since 9/8 LTM L2Y DV 33% 47% 80% ESI 14% 33% 66% STRA 3% 25% 5% COCO 11% 13% (29%) NDX 13% 6% 19% Loyal 15% 1% 25% CECO 45% (10%) (30%) APOL (14%) (24%) (47%) Trading Volume Statistics '000s LTM Max 2,141 LTM Min 60 Max Since 9/8 872 Min Since 9/8 60 Max Since 1/5 612 Min Since 1/5 201 Average Trading: Last 5 Years 377 Last 3 Years 345 LTM 301 Since 9/8/2006 269 Since 1/5/2006 359 Days > LTM Avg. Since 9/8 34 Days Trading Since 9/8 94 % Days > LTM Average Since 9/8 36% Days > LTM Avg. Since 1/5 9 Days Trading Since 1/5 14 % Days > LTM Average Since 1/5 64% Valuation Summary

CONFIDENTIAL

Project Honor

Valuation Summary

Wall Street Research Perspectives

- **Loyal is currently trading at $53.92[1]**
- **The average of the present value of research analyst stock price targets is $52.72, which represents a 2% discount to the current stock price**

Firm	Date	Price Target	% Premium to to Current	PV of Price Target[2]	Valuation Methodology	Recommendation	EPS Estimates 2007E	2008E	2009E
Stifel Nicolaus	10/20/2006	$62.00	15%	$56.31	P/E Multiple	Buy	$2.50	NA	NA
Morgan Stanley	1/19/2007	$60.00	11%	$52.75	DCF/EVA	Overweight	$2.60	$3.35	$4.06
Robert W. Baird	11/22/2006	$60.00	11%	$53.85	P/E Multiple	Outperform	$2.50	NA	NA
Credit Suisse	10/20/2006	$60.00	11%	$54.50	P/E Multiple	Outperform	$2.50	NA	NA
Piper Jaffray	10/20/2006	$60.00	11%	N/A	P/E Multiple	Outperform	$2.49	NA	NA
SunTrust Robinson	10/19/2006	$58.00	8%	$52.70	P/E Multiple	Buy	$2.41	NA	NA
Citigroup	12/19/2006	$57.00	6%	$50.67	DCF	Hold	$2.42	$3.01	NA
Bank of America	1/22/2007	$55.00	2%	$48.30	P/E Multiple	Neutral	$2.50	$3.06	NA
BMO Capital Markets	10/20/2006	$55.00	2%	N/A	P/E Multiple	Outperform	$2.47	NA	NA
Lehman Brothers	10/20/2006	$53.00	(2%)	N/A	P/E Multiple	Equal Weight	$2.46	NA	NA
William Blair & Co.	11/27/2006	N/A	N/A	N/A	P/E Multiple	Outperform	$2.48	NA	NA
Signal Hill	10/20/2006	N/A	N/A	N/A	P/E Multiple	Buy	$2.51	$3.05	NA
	Mean	$58.00	8%	$52.72			$2.49	$3.12	$4.06
	Median	$59.00	9%	$52.75			$2.50	$3.06	$4.06

Notes
1. As of 1/25/2007
2. Based on 12-month price target and 14% cost of equity; N/A indicates that broker does not indicate time frame for price target

Morgan Stanley

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Valuation Summary Loyal Valuation Matrix Project Honor 14 Notes Based on 51.426MM shares outstanding, 0.586 restricted shares, and 5.236MM options with an average exercise price of $24.41 less 0.088MM unaccelerated restricted shares and 0.602MM unaccelerated options at $42.65 Based on YE 2006E net debt of $406MM including $469MM debt, $62MM minority interest (as of 9/30/06), and $125MM of cash Assumes $300MM high yield issuance on 1/1/07 Represents EDMC Transaction Multiple; 2006E EBITDA multiple corresponds to $36/share for Loyal Loyal Valuation Matrix Premium / Discount to Equity Agg. Mgmt. with Acq. Research Mgmt. with Acq. Research Research Share 30 Days LTM LTM Value (1) Value (2) Price/Earnings (3) Price/Earnings Agg. Value/EBITDA Agg. Value/EBITDA Equity Value/FCF Price 1/25/2007 Jan. 5th Prior Sep. 8th High Low ($Bn) ($Bn) 2006E 2007E 2006E 2007E 2006E 2007E 2006E 2007E 2006E 2007E Statistic $53.92 $49.45 $48.63 $46.97 $55.22 $40.52 $111 $141 $107 $135 $211 $310 $206 $253 $62 $119 $40.00 (26%) (19%) (18%) (15%) (28%) (1%) $2.2 $2.6 19.2x 15.1x 20.0x 15.8x 12.1x 8.3x 12.4x 10.1x 34.6x 18.2x 42.50 (21%) (14%) (13%) (10%) (23%) 5% 2.3 2.7 20.5 16.1 21.3 16.9 12.8 8.7 13.1 10.7 36.9 19.4 45.00 (17%) (9%) (7%) (4%) (19%) 11% 2.4 2.8 21.8 17.1 22.6 17.9 13.5 9.2 13.8 11.3 39.2 20.6 53.92 0% 9% 11% 15% (2%) 33% 2.9 3.4 26.3 20.7 27.4 21.7 15.9 10.8 16.3 13.3 47.3 24.8 55.00 2% 11% 13% 17% (0%) 36% 3.0 3.4 26.9 21.2 27.9 22.1 16.2 11.0 16.6 13.5 48.3 25.3 56.50 5% 14% 16% 20% 2% 39% 3.1 3.5 27.6 21.8 28.7 22.8 16.6 11.3 17.0 13.8 49.6 26.0 59.25 10% 20% 22% 26% 7% 46% 3.2 3.7 29.0 22.9 30.2 23.9 17.3 11.8 17.7 14.4 52.1 27.3 60.50 12% 22% 24% 29% 10% 49% 3.3 3.7 29.7 23.4 30.8 24.4 17.6 12.0 18.1 14.7 53.3 27.9 61.00 13% 23% 25% 30% 10% 51% 3.3 3.8 29.9 23.6 31.1 24.7 17.8 12.1 18.2 14.8 53.7 28.2 62.00 15% 25% 27% 32% 12% 53% 3.4 3.8 30.4 24.0 31.6 25.1 18.0 12.3 18.5 15.1 54.6 28.7 Indicates Current Share Price Indicates 9/11/06 Offer Indicates 12/6/06 Offer Indicates 12/14/06 Offer Indicates 12/27/06 Offer

CONFIDENTIAL Valuation Summary Selected Precedent Transactions 15 12.4 14.8 8.8 6.6 11.6 12.0 12.8 9.9 N/A N/A N/A 0.0 4.0 8.0 12.0 16.0 Mar-03 Mar-03 Mar-03 Jun-03 Jun-03 Jun-03 Apr-04 Dec-04 Mar-06 Jun-06 Sep-06 For-Profit Education—AV/LTM EBITDA x Median: 11.8x Target Acquirer Project Honor Education Mgmt. Corp. Goldman Sachs/ Providence Universidad Europea de Madrid Laureate Institute for Executive Development (“IEDE”) Laureate American Education Centers Inc. Education Mgmt. Corp. CDI Education Corporation Corinthian Career Choices/ East Coast Aero Tech. Corinthian Whitman Education Group Inc. Career Education Dominica Management, Inc. (Ross University) DeVry University Financial Training Company Kaplan Concorde Career Colleges Liberty Partners Educate Sterling Capital (2) Note 1. Based on Wall Street research estimates, Loyal trading multiples as of 1/25/07 2. Pending 3. Based on 30 days prior closing price Agg. Value ($MM) 3,145 173 7 116 37 59 232 310 89 97 516 • The EDMC transaction represented a 19% and 16% premium to the company’s then EBITDA and P/E trading multiples • The proposed transaction represents a 23% and 26% premium on an EBITDA and P/E basis to Loyal’s trading multiples based on the 30-days prior closing price • The long-term EPS growth rate of EDMC at the time of the transaction was 20% and Loyal’s is currently 23% Comparison of Trading versus Acquisition Multiples(1) Trading Acquisition LT EBITDA P/E EBITDA P/E % Premium to Trading(3) Growth LTM Forward Forward LTM Forward Forward EBITDA P/E EDMC 20% 9.8x 8.1x 23.8x 11.6x 9.7x 27.6x 18.6% 16.0% Loyal @ $60.50 23% 14.8x 12.1x 19.5x 18.1x 14.7x 24.4x 22.0% 25.6%

CONFIDENTIAL 0% 10% 20% 30% 40% 50% 60% '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 07 Premia Paid in All Cash Transactions(1) Project Honor Precedent Premia Paid Analyses Notes 1. U.S. transactions greater than $100MM; 2007 average as of 1/26/07; annual amounts based on mean of percentage premiums paid over unaffected stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid and market rumors 2. All premiums are to 30-day average prior to offer date 16 Median Premium of 42% 2004-2007 Median Premium of 30% 23% 14% 24% 32%33% 50% 36% 52% 0% 10% 20% 30% 40% 50% 60% 2000 2001 2002 2003 2004 2005 2006 2007 Premia Paid in LBO Transactions(2) Median Premium of 33% 2004-2006 Median Premium of 24% LTM LBO Targets > $3Bn Premium Date Company (%) 2/8/06 BAA PLC 99 8/28/06 Capio AB 52 3/27/06 Assoc British Ports Hldgs PLC 47 10/2/06 Harrah's Entertainment 43 4/3/06 Gambro AB 39 10/30/06 Trustreet Properties 38 9/15/06 Freescale Semiconductor 38 6/30/06 Michaels Stores 38 12/4/06 Station Casinos 38 3/6/06 Education Management Corp 34 11/22/06 Qantas Airways Ltd 31 11/19/06 Equity Office Properties Trust 29 11/24/06 Advanced Semiconductor 29 10/8/06 Cablevision 28 12/12/06 Sabre Holdings Corp 25 3/22/06 Kesa Electricals PLC 24 10/2/06 AWG PLC 24 11/16/06 Clear Channel 23 5/29/06 Kinder Morgan 22 3/6/06 CarrAmerica Realty Corp 21 11/5/06 OSI Restaurant Partners 20 3/20/06 Kerzner International Ltd 20 7/24/06 HCA 18 6/28/06 Highwoods Properties 16 6/27/06 Univision Communications 16 12/18/06 Biomet 15 5/1/06 ARAMARK Corp 15 12/15/06 Realogy Corp 11 2/21/06 MeriStar Hospitality Corp 10 5/31/06 West Corp 6 1/17/07 Mills Corp 2 Mean 28 Median 24 Valuation Summary

CONFIDENTIAL Project Honor Valuation Summary Selected Forward Operating and Financial Metrics(1) 2007 EBITDA Multiple 2007 P/E 7.8x 8.6x 9.6x 12.8x 13.3x13.6x 14.6x 8.0x 10.0x 12.0x 14.0x 16.0x (x) 16.7x 20.2x 21.7x 23.8x 26.3x27.7x28.3x 15.0x 20.0x 25.0x 30.0x (x) Median(2) 11.2x Median(2) 25.0x 6.0x 10.0x 4.0x 2.0x 5.0x 0.0x 0.0x STRA ESI Loyal DV COCO APOL CECO Source Wall Street Research DV COCO STRA ESI Loyal CECO APOL Source Wall Street Research Long Term EPS Growth 2007 PEG 14% 15%16% 17% 19% 19% 23% 15.0% 20.0% 25.0% (%) 1.0x 1.1x 1.3x 1.5x 1.5x1.5x 1.8x 1.2x 1.6x 2.0x (x) Median(2) 16.5% Median(2) 1.5x 10.0% 0.8x 5.0% 0.4x 0.0% 0.0x Notes 1. As of 1/25/07 2. Excludes Loyal 17 Loyal DV ESI STRA APOL COCO CECO Source Wall Street Research COCO STRA DV CECO ESI APOL Loyal Source Wall Street Research

CONFIDENTIAL  Project Honor  Valuation Summary  •  Assuming a forward EBITDA range of 10.0x – 12.0x and assuming the Company meets its projections through 2008, the net present value of the implied future stock price until 12/31/08 would be $40 - $61  Discounted Future Stock Price Analysis Research $63 $63 $61 70 Loyal Discounted Share Price: Based on Forward EBITDA Multiple Range of 10.0x – 12.0x (1) $ – The net present value after 12/31/08 increases to $52 - $63  60  $50 $52 $52 $50 50 $49  $40 $4140  30 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 291 391 457 511 19.2% CAGR 23% 15% 34% 17% 12% Growth (%): 1-Year Forward EBITDA Estimates ($): 253 40/49 47/57 65/79 77/93 88/106 Projected Future Share Price ($): 16.0x/19.9x 14.9x/18.3x 15.9x/19.4x 16.1x/19.5x NA Implied Forward P/E Multiple(3):  18 Notes 1. Assumes 10.0x-12.0x and 14% cost of equity 2. Assumes only 50% of cash available for repatriation to pay down debt 3. Based on future share price and 1-Year forward EPS estimates of $2.49, $3.12, $4.06, and $4.77 respectively

CONFIDENTIAL Project HonorValuation Summary •Assuming a forward EBITDA range of 9.0x – 11.0x and assuming the Company meets its projections through 2008, the net present value of the implied future stock price until 12/31/08 would be $37 -$56 – The net present value after 12/31/08 increases to $48 -$60 Discounted Future Stock Price Analysis Management Without Acquisitions $60 $60 $56 60 70 Loyal Discounted Future Share Price: Based on Forward EBITDA Multiple Range of 9.0x – 11.0x (1)(2) $ $5050 $47 $48 $48 $45 40 $39 $37 30 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 273 333 424 515 587 21.1% CAGR 30% 23% 27% 22% 14% Growth (%): 1-Year Forward EBITDA Estimates ($): 37/47 45/56 58/73 71/89 82/101 Projected Future Share Price ($): 14.9x/19.0x 18.5x/23.5x 17.3x/21.6x 16.9x/21.1x 15.7x/19.4x Implied Forward P/E Multiple(3): 19 Notes 1. Assumes 9.0x-11.0x EBITDA multiple and 14% cost of equity 2. Assumes only 50% of cash is available for repatriation to pay down debt 3. Based on future share price and 1-Year forward EPS estimates of $2.46, $2.40, $3.38, $4.21, and $5.21 respectively

CONFIDENTIAL Valuation Summary Discounted Future Stock Price Analysis Management With Acquisitions Project Honor 20 $43 $46 $55 $60 $62 $77 $75 $59 $69 40 50 60 70 80 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 $54 Loyal Discounted Share Price: Based on Forward EBITDA Multiple Range of 9.0x – 11.0x (1)(2) $ 1-Year Forward EBITDA Estimates ($): 310 406 542 677 790 26.8% CAGR • Assuming a forward EBITDA range of 9.0x – 11.0x and assuming the Company meets its projections through 12/31/08, the net present value of the implied future stock price would be $43 -$69 – The net present value after 12/31/08 increases to $60-$77 47% 31% 34% 25% 17% Growth (%): 43/54 53/68 71/90 89/112 104/130 Projected Future Share Price ($): Notes 1. Assumes 9.0x-11.0x EBITDA multiple and 14% cost of equity 2. Assumes only 50% of cash is available for repatriation to pay down debt 3. Based on 1-year forward EPS estimates of $2.60, $3.55, $4.21, $5.70, and $7.28 respectively 16.4x/20.8x 14.9x/19.0x 16.9x/21.4x 15.6x/19.6x 14.3x/17.8x Implied Forward P/E Multiple(3):

Project Honor CONFIDENTIAL DCF Valuation Buildup • The DCF values are highly sensitive to the projected Acquisition Sensitivities DCF Buildup(1) Value per Share ($) acquisitions, adding ~$13, or 20% of value, to the $54 70 standalone DCF value 68 • Early prototype acquisitions add approximately $2 per share to the DCF value, while 66 1 1 later acquisitions add approximately $1 per share 1 64 2 62 2 60 2 67 58 2 56 2 54 5452 50 Without Acquisitions Four 2007 Latin 2007 Second First 2008 Second First 2009 Second First With Acquisitions 2010 America Acquisitions Prototype Acquisitions(2) Notes 1. Assumes 12% WACC, 8.5x exit multiple 2. Acquisitions assume 80% ownership acquired for $62.5MM ($50MM cash and $12.5MM seller note) at 7x EBITDA multiple (approx $55MM revenue and $11MM EBITDA in year 1) 21 Valuation Summary

CONFIDENTIAL Valuation Summary DCF Valuation Operational Sensitivity Management Case With Acquisitions Project Honor 22 Notes 1. Illustrative impact from base case DCF scenario which assumes 12% WACC and 8.5x exit DCF Valuation Sensitivity ($MM, except for enrollment figures) Enrollment Revenue/Student Acquisition Revenue Margins 2010 Avg. Valuation 2010E Avg. Rev. Valuation 2010 Acquistion Valuation 2010 EBITDA Valuation Enrollment Impact(1) Per Student Impact(1) Revenue Impact(1) Margin Impact(1) Management Plan 429,932 $0 $4,762 $0 $652 $0 25.3% $0 5% Yearly Shortfall 408,435 ($3) $4,524 ($3) $620 ($1) 24.0% ($4) 10% Yearly Shortfall 386,939 ($7) $4,286 ($7) $587 ($2) 22.7% ($9) 15% Yearly Shortfall 365,442 ($10) $4,048 ($10) $555 ($3) 21.5% ($13) 20% Yearly Shortfall 343,946 ($13) $3,810 ($13) $522 ($4) 20.2% ($17)

CONFIDENTIAL LBO Analysis Assumes Proposed Capital Structure Project Honor 23 • The proposed capital structure assumes: – Rollover debt of $224 – Bank debt of $395MM – Senior unsecured notes of $282 – Senior unsecured PIK toggle notes of $470 – Senior subordinated notes of $329 – 10% option pool for management Research Case YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $42 $40 $38 9.0x $44 $42 $40 9.5x $45 $43 $41 Management Case without Acquistions YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $50 $48 $45 9.0x $53 $50 $47 9.5x $55 $52 $49 Management Case with Acquistions YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $63 $59 $55 9.0x $66 $62 $58 9.5x $69 $64 $61 Valuation Summary

CONFIDENTIAL Project Honor Appendix A Supplemental Analysis

CONFIDENTIAL Supplemental Analysis Comparable Companies Analysis Project Honor 24 Comparable Companies Trading Statistics Price Equity Agg. (AV/07 EBITDA)/ as of Value Value 2006E 2007E 2008E 2006E 2007E 2008E 06-08 EBITDA CAGR 1/25/07 ($MM) ($MM) (x) (x) (x) (x) (x) (x) (x) Loyal $53.92 2,962 3,367 27.3x 21.7x 17.4x 16.3x 13.3x 11.6x 0.5x Apollo Group $41.21 7,211 6,618 16.7x 16.7x 16.0x 8.6x 8.6x 7.8x 1.5x ITT Educational Services $76.01 3,312 3,104 27.9x 23.8x 20.1x 15.4x 13.6x 11.4x 0.8x Career Education $27.44 2,675 2,244 17.9x 20.2x 17.8x 7.2x 7.8x 6.9x 3.9x DeVry $28.75 2,052 1,907 38.6x 28.3x 21.9x 15.8x 12.8x 10.6x 0.6x Strayer Education $110.31 1,623 1,500 30.8x 26.3x 22.4x 17.2x 14.6x 12.0x 0.7x Corinthian Colleges $13.55 1,189 1,142 29.5x 27.7x 21.2x 10.5x 9.6x 7.8x 0.6x Mean 27.0x 23.5x 19.5x 13.0x 11.5x 9.7x 1.2x Median 26.9x 23.8x 19.9x 12.5x 11.1x 9.4x 1.4x Agg. Value/EBITDA Price/Earnings

CONFIDENTIAL Management Case without Acquisitions As of December 31, 2006 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $562 $562 $562 $546 $546 $546 $531 $531 $531 Terminus 2,787 2,961 3,136 2,665 2,831 2,998 2,549 2,708 2,868 Aggregate Value $3,349 $3,523 $3,698 $3,211 $3,378 $3,544 $3,080 $3,239 $3,399 Equity Value(1) 2,944 3,118 3,292 2,805 2,972 3,139 2,674 2,834 2,993 Value per Share (2) $54 $57 $60 $51 $54 $57 $49 $52 $54 % Value in Terminus 83% 84% 85% 83% 84% 85% 83% 84% 84% Implied Perpetual Growth 5% 5% 5% 6% 6% 6% 6% 7% 7% Implied 2007E EBITDA Mult. 12.3x 12.9x 13.6x 11.8x 12.4x 13.0x 11.3x 11.9x 12.5x Research Case As of December 31, 2006 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $364 $364 $364 $353 $353 $353 $343 $343 $343 Terminus 2,428 2,579 2,731 2,321 2,466 2,611 2,220 2,359 2,498 Aggregate Value $2,791 $2,943 $3,095 $2,675 $2,820 $2,965 $2,564 $2,703 $2,841 Equity Value(1) 2,386 2,537 2,689 2,269 2,414 2,559 2,158 2,297 2,436 Value per Share (2) $43 $46 $49 $41 $44 $47 $39 $42 $44 % Value in Terminus 87% 88% 88% 87% 87% 88% 87% 87% 88% Implied Perpetual Growth 7% 7% 7% 8% 8% 8% 9% 9% 9% Implied 2007E EBITDA Mult. 11.0x 11.6x 12.2x 10.6x 11.1x 11.7x 10.1x 10.7x 11.2x Supplemental Analysis DCF Analysis Project Honor 25 Notes 1. Based on $406MM estimated net debt at 12/31/06 2. Based on 51.426MM shares outstanding, 0.586 restricted shares, and 5.236MM options with an average exercise price of $24.41 less 0.088MM unaccelerated restricted shares and 0.602MM unaccelerated options at $42.65

CONFIDENTIAL Management Case with Acquisitions As of December 31, 2006 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $287 $287 $287 $274 $274 $274 $261 $261 $261 Terminus 3,752 3,987 4,222 3,588 3,812 4,036 3,432 3,646 3,861 Aggregate Value $4,040 $4,274 $4,509 $3,862 $4,086 $4,310 $3,693 $3,908 $4,122 Equity Value(1) 3,634 3,869 4,103 3,456 3,681 3,905 3,288 3,502 3,717 Value per Share(2) $66 $70 $75 $63 $67 $71 $60 $64 $68 % Value in Terminus 93% 93% 94% 93% 93% 94% 93% 93% 94% Implied Perpetual Growth 5% 6% 6% 6% 7% 7% 7% 7% 8% Implied 2007E EBITDA Mult. 13.0x 13.8x 14.5x 12.5x 13.2x 13.9x 11.9x 12.6x 13.3x Supplemental Analysis DCF Analysis Project Honor 26 Notes 1. Based on $406MM estimated net debt at 12/31/06 2. Based on 51.426MM shares outstanding, 0.586 restricted shares, and 5.236MM options with an average exercise price of $24.41 less 0.088MM unaccelerated restricted shares and 0.602MM unaccelerated options at $42.65

CONFIDENTIAL Supplemental Analysis DCF Tax Sensitivity Management Case With Acquisitions Project Honor 27 Notes 1. Base case equal to $67/share assuming company’s tax rate projections which range from 10-21% depending on year (1) Management Case with Acquisitions As of December 31, 2006 11.0% 12.0% 13.0% Discount Rate Tax Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple 10.0% $67 $71 $75 $64 $68 $72 $61 $64 $68 Equity Value/Share 1.0% 1.0% 0.9% 1.1% 1.0% 1.0% 1.1% 1.0% 1.0% % Premium from Base Case 15.0% $66 $70 $74 $62 $66 $71 $59 $63 $67 (0.9%) (0.9%) (0.8%) (0.9%) (0.9%) (0.8%) (0.9%) (0.9%) (0.8%) 20.0% $64 $69 $73 $61 $65 $69 $58 $62 $66 (2.9%) (2.7%) (2.5%) (2.9%) (2.8%) (2.6%) (3.0%) (2.8%) (2.6%) 22.0% $64 $68 $72 $61 $65 $69 $58 $61 $65 (3.6%) (3.4%) (3.2%) (3.7%) (3.5%) (3.3%) (3.8%) (3.6%) (3.4%) 25.0% $63 $67 $72 $60 $64 $68 $57 $61 $65 (4.8%) (4.5%) (4.3%) (4.9%) (4.6%) (4.4%) (5.1%) (4.7%) (4.5%) 30.0% $62 $66 $70 $59 $63 $67 $56 $60 $63 (6.8%) (6.4%) (6.0%) (6.9%) (6.5%) (6.1%) (7.1%) (6.7%) (6.3%) 35.0% $60 $65 $69 $57 $61 $65 $54 $58 $62 (8.7%) (8.2%) (7.7%) (8.9%) (8.4%) (7.9%) (9.2%) (8.6%) (8.1%)

Project Honor CONFIDENTIAL Loyal Margin Overview • University-by-University % of EBITDA from Universities in Specified EBITDA Margin Range(2)More than 60% of Loyal’s EBITDA comes from seven universities with EBITDA 70% margins between 20-30%(1) • 62% Nearly 50% of Loyal’s 60% universities have margins less than 20% 50% 40% 30% 25% 20% 12% 10% 0% 2% 0% (1%) (10%) < 0% 0% - 10% 10% - 20% 20% - 30% Universities within EBITDA Range 30% - 40% 40% - 50% 2 1 5 7 Number of Universities 2 1 Notes 1. Consists of UPC, UVM, UI, ECE, UEM, Cyprus and OHE 2. Based on 2006E management projections 28

CONFIDENTIAL Overview of Management Cases Key Assumptions Project Honor 29 • Management case without Acquisitions reflects organic growth from existing universities along with margin improvement and capex for growth initiatives (e.g., new campuses, campus expansion, line extensions) • Management case with Acquisitions includes acquisitions between 2007 and 2010 – Four of the 2007 acquisitions have been identified and are in various stages of negotiation – Two additional “prototype” acquisitions are included in 2007, two in 2008, two in 2009 and one in 2010 Management Case without Acquisitions • Assumes line extensions in Latin America • Assumes $300 million high yield issuance in 2007 • 2006F income statement built from January 18th “2006 Financial Update” • 2007E income statement built from January 18th “2007 Financial Update” • 2008E and 2009E revenue and operating margin assumptions built from December 12th “2007 Budget” • 2006F and 2007E capex from December 12th “Capex Review” (“capex for 2007 is roughly equivalent to 2006 and likely to continue at this level…decreasing as a percentage of EBITDA”) • 10% tax rate beyond 2007 (9.0% in 2007) • 3% annual increase in share count • Positive cash flow change in working capital of $30-40 million annually • 2006F and 2007E Non-Cash Stock Comp and Long-Term Incentive Plan Payout from EBITDA reconciliation spreadsheet • Other key assumptions from company model – 2010E – 2013E revenue growth and margins – 2008E – 2013E Other Expense and Minority Interest expense – 2008E – 2013E cash flow items – Non-Cash Stock Comp and Long-Term Incentive Plan Payout – Change in Other LT Assets / Liabilities – Capital Expenditures (consistent with guidance above) – Payment of deferred consideration Management Case with Acquisitions • Same as ‘Management without Acquisitions’ with the following additional assumptions: – Acquisitions from company model assumed as “add-on module” – 2007 total of $157 million in revenue assumed to include 4 LATAM acquisitions with $96 million of revenue ($60 million impact in 2007 if mid-2Q close assumed) – Acquisitions assumed to be Working Capital neutral from a cash flow perspective • Cash repatriated to help fund expansion

CONFIDENTIAL WACC Calculation Project Honor 30 WACC Calculation ($MM except per share amounts) Component Commentary Risk-Free Rate 4.9% • 10-Year U.S. Treasury yield as of January 25, 2007 Equity Market Risk Premium 4.0% • Consistent with historical data, academic surveys and forward-looking market data International Markets Premium 1.0% • Premium attributable to risk in Loyal's primary markets Loyal Beta 1.50 • Current Loyal predicted beta per Barra Assumed D / (D+E) 13.8% • Projected D / (D+E) Cost of Equity 12.4% • Calculated using CAPM Pre-tax Cost of Debt 8.5% • Cost of existing revolver Assumed Tax Rate 10.0% • Assumed tax rate Market Capitalization $2,927 Value of Debt $468 • Forecasted YE 2006 Balance Loyal WACC 11.7%

CONFIDENTIAL 31 40 45 50 55 60 William Blair & Company T. Rowe Price Select Equity Group Franklin Advisers Calamos Advisors Purchase Price $ 1,434 (1) 2,232 1,736 538 1,218 Top Shareholder Basis Analysis Purchases From 4Q’04 to 3Q’06 Notes 1. Numbers shown with each bar indicate net change in share ownership (000s) 4Q04-3Q06 2. Stock price as of 1/25/07 Weighted Average Share Price $46.78 $49.48 $45.72 $48.11 $47.78 $53.92 (2) Current Stock Price Project Honor

CONFIDENTIAL Supplemental Analysis Loyal Recent Cost Basis Estimation Note 1. As of 3Q’06. Excludes index funds 32 Source Thomson Financial Services, Factset Increase in Position Decrease in Position Growth GARP Value Hedge Other 46 48 38 35 34 34 13 13 16 16 4 46 44 1 1 1 2 2 3 3 0 20 40 60 80 100 3Q06 2Q06 1Q06 4Q05 Investor Distribution As a % of Institutional Investor Type Top 30 Current Institutional Investors in Laureate Education(1) Position In Shares (000s) Institutional Investor Style Equity Assets ($Bn) % of TSO Estimated Cost Per Share Sep-06 June-06 March-06 Dec-05 Sep-05 June-05 March-05 Dec-04 William Blair & Company Growth 36.5 8.6 $46.78 4,444.5 4,017.0 3,611.3 3,624.4 3,528.5 2,947.3 3,119.6 3,010.2 T. Rowe Price Associates GARP 203.2 8.1 $49.48 4,169.6 3,934.5 3,538.8 2,560.2 2,571.3 1,954.5 1,954.2 1,936.8 Select Equity Group, Inc. GARP 5.5 4.6 $45.72 2,373.5 1,790.3 1,671.4 2,113.3 2,928.6 2,344.2 2,106.3 1,835.6 Franklin Advisers Income Value 55.0 3.6 $48.11 1,826.6 1,809.7 1,979.9 1,911.5 1,022.6 51.2 56.3 99.5 Prescott Investors, Inc. Core Growth 1.4 2.6 NA 1,326.9 1,326.9 1,326.9 1,326.9 1,326.9 1,328.4 1,377.8 1,406.7 Westfield Capital Management Company Core Growth 8.6 2.6 NA 1,324.1 1,339.5 1,379.8 1,414.6 1,644.4 1,683.2 1,714.6 1,946.3 Calamos Advisors Growth 31.3 2.4 $47.78 1,218.9 1,218.9 1,218.9 1,218.9 650.0 650.0 0.0 0.0 BlackRock Financial Management, Inc. Core Growth 28.2 2.4 $48.46 1,213.3 1,503.2 1,123.0 880.6 791.1 844.1 766.8 419.3 Wasatch Advisors GARP 8.0 2.3 $45.82 1,191.4 1,373.0 1,195.4 1,211.9 1,261.6 829.2 0.0 0.0 Kalmar Investments GARP 2.7 2.1 $47.23 1,064.1 1,066.9 1,078.0 1,012.6 1,005.0 964.5 810.3 797.6 Brown Investment Advisory & Trust Company GARP 3.4 1.8 $50.17 923.6 906.2 611.7 280.2 285.6 158.6 171.1 184.6 Geneva Investment Management of Chicago Growth 1.8 1.5 $48.33 762.8 861.8 1,033.1 884.5 796.6 738.8 609.1 516.3 Roxbury Capital Management Core Growth 2.7 1.5 $45.89 749.4 650.7 708.8 687.5 758.5 494.8 415.8 465.9 Ruane, Cunniff & Goldfarb GARP 13.4 1.4 $48.14 701.7 564.4 275.9 279.7 279.7 279.7 279.3 279.7 Neuberger Berman GARP 81.4 1.3 $47.83 649.0 668.9 500.4 466.8 431.1 326.1 232.5 227.3 EARNEST Partners, LLC Core Value 19.0 1.3 $46.65 644.0 681.1 683.5 498.8 437.6 345.5 725.2 82.6 Rockefeller & Co., Inc. Core Growth 2.6 1.2 $45.47 606.7 638.1 647.8 651.7 633.8 470.1 0.0 0.0 Essex Investment Management Co. Aggres. Gr. 3.0 1.2 $47.25 589.5 509.1 179.8 196.2 202.3 247.2 61.2 0.0 Train, Babcock Advisors LLC Core Growth 0.4 1.1 $47.47 550.3 541.6 550.5 408.9 393.3 198.6 0.0 0.0 Eaton Vance Management Core Growth 40.9 0.9 NA 441.6 492.7 520.2 520.2 520.2 597.7 621.2 671.2 Minneapolis Portfolio Management Group Growth 0.4 0.9 $47.11 441.2 291.0 262.2 236.2 220.5 162.2 165.5 165.6 Columbia Management Advisors GARP 113.6 0.9 $46.49 440.9 184.9 189.6 208.4 165.4 284.3 428.9 406.8 Gilder, Gagnon, Howe & Co., L.L.C. GARP 7.8 0.8 $47.89 428.9 433.5 442.6 451.8 241.0 0.0 0.0 0.0 Wells Capital Management Inc. Core Value 37.6 0.8 $47.90 424.7 436.5 503.8 443.3 656.0 610.5 533.4 534.8 Next Century Growth Investors Aggres. Gr. 1.7 0.8 $46.10 410.5 636.6 617.8 592.1 576.1 471.3 476.8 315.5 Teacher Retirement System of Texas GARP 67.0 0.8 $47.39 387.9 386.8 363.0 367.0 368.0 364.0 375.0 363.0 Luther King Capital Management Core Growth 5.6 0.7 $45.96 361.0 300.5 291.1 285.7 269.2 259.7 218.9 136.4 Geneva Capital Management Ltd. Aggres. Gr. 1.2 0.7 $45.95 335.2 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Wellington Management Company Core Value 320.8 0.7 $45.95 332.4 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Findlay Park Partners LLP Aggres. Gr. 1.4 0.6 $47.96 291.4 180.5 0.0 0.0 0.0 0.0 0.0 0.0 Median $47.25 Volume Weighted Average Price by Quarter $45.95 $49.19 $53.06 $50.65 $45.47 $45.27 $44.60 $40.38 Project Honor

CONFIDENTIAL Project Honor Appendix B Industry Landscape

CONFIDENTIAL Project Honor Industry Landscape Post-Secondary Sector Share Price Performance LTM Post-Secondary Indexed Share Price Performance 160 140 DV: 47% ESI: 33% 120 STRA: 25% COCO: 13% 100 Loyal: 1% CECO: (10%) 80 APOL: (24%) 60 40 1/24/06 3/9/06 4/24/06 6/7/06 7/21/06 9/5/06 10/19/06 12/4/06 1/25/07 Loyal CECO COCO DV ESI APOL STRA Source FactSet 33

CONFIDENTIAL Industry Landscape Evolution of Post-Secondary Valuation Multiples Public Market Multiples Project Honor 34 AV/Forward EBITDA Multiples Evolution x 0 6 12 18 24 31-Mar-04 30-Sep-04 31-Mar-05 30-Sep-05 31-Mar-06 25-Jan-07 P/E Multiples Evolution x 10 20 30 40 50 31-Mar-04 30-Sep-04 31-Mar-05 30-Sep-05 31-Mar-06 25-Jan-07 Sources FactSet and Wall Street estimates • Stock price performance and multiples have begun to diverge due to company-specific growth and regulatory / legal issues – Growth, stability and brand quality still command premium valuations Sources FactSet and Wall Street estimates ESI 13.6x / 9.6x Loyal 13.3x / 11.8x DV 12.8x / 12.5x COCO 9.6x / 10.1x STRA 14.6x / 16.2x APOL 8.6x / 14.4x CECO 7.8x / 8.0x Current / Average ESI 23.8x / 21.8x Loyal 21.7x / 27.1x DV 28.3x/ 30.1x COCO 27.7x / 21.4x STRA 26.3x / 31.8x APOL 16.7x / 28.0x CECO 20.2x / 19.2x Current / Average Source Wall Street research 18% 17% 13% 9% 6% 4% 7% 12% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% Loyal APOL CECO COCO At the Time of EDMC Current Considerations on Achieving Growth Expected Revenue CAGR (%)(1) Notes 1. Estimated 2005-2010 revenue CAGR at time of EDMC process and estimated 2006-2010 current revenue CAGR 34

CONFIDENTIAL

Project Honor

Industry Landscape

Education Management Buyout

$3.1Bn LBO by Providence Equity Partners and Goldman Sachs Capital Partners

- **On March 6, 2006, EDMC announced a definitive agreement to be acquired by Providence Equity Partners and Goldman Sachs Capital Partners in a transaction valued at approximately $3.1Bn**
  - **The acquisition represented an 11.6x LTM EBITDA multiple**
  - **The acquisition was structured with 40% equity, or $1.3Bn and leverage was 6.8x Adj. LTM EBITDA**

Transaction Description

- Education Management is among the largest providers of private post-secondary education in North America and has 72 primary campus locations in 24 states and two Canadian provinces
- The Sponsors utilized a traditional LBO financing structure comprised of a senior secured term loan and high yield bonds
- The Company's acquisition financing was well received by both the leveraged loan and high yield bond markets
- Maximized senior secured debt in the institutional term loan market
- Combination of senior and senior subordinated notes to achieve maximum leverage

Pro Forma Capitalization
$MM

	Pro Forma 3/31/2006
Cash	$117.8
Revolver	-
Term Loan B	1,185.0
Existing Debt	5.1
Senior Notes	375.0
Senior Subordinated Notes	385.0
Total Debt	***$1,950.1***
Cash Equity	1,300.0
Total Capitalization	***$3,250.1***
Adj EBITDA	$287.6
Equity / Total Capitalization	**40.0%**
Total Sr Sec Debt / Adj LTM EBITDA	4.1x
Total Debt / Adj LTM EBITDA	**6.8x**
Adj LTM EBITDA / Interest	1.7x

Key Valuation Metrics

Premium to:	Price	Premium
1-Day Prior to Ann. Price (3/3/2006)	$36.98	16.3%
LTM High	$38.35	12.1%
LTM Low	$24.21	77.6%

Transaction Size:	
Market Cap	$2,790MM
Aggregate Value	$3,145MM

Multiples:	Trading	Transaction	Premium
LTM EBITDA	9.8x	11.6x	18.6%
Forward EBITDA	8.1x	9.7x	18.6%
Forward P/E	23.8x	27.6x	16.0%
Forward P/E/G	1.19x	1.38x	16.0%

Comparison to Proposed Transaction:	Trading	Transaction	Premium[1]
LTM EBITDA	14.8x	18.1x	22.0%
Forward EBITDA	12.1x	14.7x	22.0%
Forward P/E	19.4x	24.4x	25.6%
Forward P/E/G	0.84x	1.06x	25.6%

Notes
1. Based on 30-days prior closing price

Morgan Stanley

35

CONFIDENTIAL Project Honor Appendix C Due Diligence Log

Due Diligence Log Due Diligence Log Project Honor 36 Throughout the process, Morgan Stanley participated in diligence sessions with potential investors and accessed data room materials